FOR IMMEDIATE RELEASE

                                 Company Contact
                                 Larry Hannappel
                                 (719) 527-8300
                                   lh@cnty.com

    CENTURY CASINOS TO SUBMIT APPLICATION FOR CASINO IN FRANKLIN COUNTY, IOWA

COLORADO SPRINGS,  Colorado,  October 18, 2004 - Century Casinos,  Inc. (NASDAQ:
CNTY) announced today that it has signed an agreement with the owners of Landmark Gaming LLC of Franklin County, Iowa, to jointly submit as co-applicant with the Franklin County Development Association (FCDA) an application to the Iowa Racing and Gaming Commission (IRGC) to develop and operate a moored barge casino, hotel and entertainment facility in Franklin County, Iowa. The proposed project includes a casino with approximately 40,000 square feet of total space, 120 hotel rooms and 300 covered parking spaces.

A study completed by independent casino and lodging industry consultants Gaming & Resort Development, Inc. estimates total development costs to be $67.0 million and projected first year net revenue of $72.0 million. The Company's contribution to the project at closing will include an initial cash capital contribution of $1.25 million in return for a 40% interest. The current owners of Landmark Gaming will contribute the land and land options in return for 60% ownership. Additionally, an affiliate of the Company will enter into a Casino Services Agreement to manage the property in return for a share in gross revenues plus a share in EBITDA. The Company's cash contribution and the beginning of construction are subject to various conditions and approvals, including, but not limited to awarding of a license by the IRGC, securing acceptable financing and other due diligence.

There are currently ten river boats, three racetrack slot machine operations, and three Class III Indian gaming venues in the state of Iowa. The ten river boat casinos have generated approximately $715 million in gross gaming revenues in fiscal year 2004 (from July 2003 to June 2004; as per information available on the website of the IRGC). Licensing in the state requires approval by the residents of the county to authorize gaming and requires sponsorship by an approved charitable organization that receives a percentage of the gaming revenues. Franklin County is one of six counties in the state that received voter approval to proceed with the gaming application process. FCDA is the sponsoring charitable organization for this project. Casino licenses are awarded based on the merit of the project. The number of licenses awarded is determined by the IRGC. The site of the proposed project is located approximately 80 miles north of Des Moines, Iowa and 52 miles south of the Iowa-Minnesota border. The proposed project will be located on a manmade body of water adjacent to Interstate 35, Iowa's primary north-south link between Minneapolis and Des Moines, along Iowa Highway 3. The Company believes that the proposed casino's proximity to major roadways could give the county an edge over others competing for a license.

"This project represents an excellent opportunity to participate in the expansion of casino development in Iowa. We believe this proposed casino, hotel and entertainment facility in Franklin County would be a natural fit for Century Casinos," said Chairman and CEO Erwin Haitzmann.

About Century Casinos, Inc.:

Century  Casinos  is an  international  casino  company  that owns and  operates
Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa; operates the casinos aboard the ultra-luxury vessels of Silversea Cruises, The World of ResidenSea, and Oceania Cruises; and owns 50% of, and provides technical casino services to the Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company continues to pursue other international projects in various stages of development.

The address for the U.S. offices is 1263A Lake Plaza Dr., Colorado  Springs,  CO
80906.    Telephone:    (719)   527-8300.    Fax:   (719)   527-8301.    E-Mail:
investor@cnty.com. For more information about Century Casinos, please visit the Company's web site at www.centurycasinos.com. Century Casinos' common stock trades on The NASDAQ Stock Market(R) under the symbol CNTY.
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This  release  contains  forward-looking   statements  that  involve  risks  and
uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the significant conditions to closing the transaction and completion of the casino and hotel project, which cannot be assured, acceptance by the public of gaming at the new casino, significant competition from other casinos in the state, other economic, competitive, and governmental factors affecting the Company's operations, markets, services and prices, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.